                                                                      EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE:           1997      1996      1995
(In thousands, except per share amounts)     ----      ----      ----
Net income*...............................   $12,178   $12,912   $11,833

Earnings per common share:
  Basic...................................     $0.98     $1.05     $0.96
  Diluted.................................     $0.93     $1.01     $0.94

Shares outstanding (average):
  Common shares...........................    13,330    12,991    12,695
  Treasury shares.........................      (930)     (728)     (337)
                                             -------   -------   -------
Common shares -- basic (average)              12,400    12,263    12,358
Options: common equivalents...............       679       526       227
Warrants: common equivalents..............        --         8        --
                                             -------   -------   -------
Common shares -- diluted (average)........    13,079    12,797    12,585
                                             =======   =======   =======

*Note: The Company did not have any outstanding preferred stock for the periods ending December 31, 1995 through 1997.